FOR IMMEDIATE RELEASE:          CONTACT:   Mr. Frank M. Garrison
                                           Executive Managing Director
                                           Insignia Financial Group, Inc.
                                           (615) 783-1022



             INSIGNIA FINANCIAL GROUP ANNOUNCES AGREEMENT WITH HUD


     Greenville, South Carolina, August 14, 1997 - Insignia Financial Group (NYSE:IFS) today announced an agreement with the United States Department of Housing and Urban Development (HUD) to resolve certain matters concerning services provided to certain HUD-supported affordable housing projects.

     The matters concern certain management fee arrangements at properties owned by an unaffiliated third party to which a unit of Insignia provides management services. The management contracts at issue were originally purchased from Associated Financial Corporation (AFC) by an affiliate of U.S. Shelter Corporation, a company Insignia acquired in December 1990, and were subsequently renewed by Insignia in 1995 (the AFC Transaction).

     Although no legal action was initiated against Insignia, the Company determined it to be in the best interests of Insignia and the various constituencies that it serves to come to a voluntary agreement and eliminate any uncertainty. Insignia has not admitted to any liability or wrongdoing in the matter, and it has affirmatively stated that it relied on the advice of legal counsel that the contractual agreements were proper. Under the terms of the agreement, Insignia has remitted $5 million to HUD, and HUD has provided Insignia with a full and final release of any potential claims they may have asserted in connection with the AFC Transaction. HUD and the Company further agreed that should there be any issues on any other properties managed by Insignia, they would pursue resolution of such issues through a private mediation process. Insignia stated that it believes that any resolution of such issues would not have a material impact on its financial condition and that it will continue to be active in the acquisition and management of HUD properties well into the future.

     Insignia said that as a result of the agreement it would record a one-time charge of $5 million (pre-tax) for its third quarter ended September 30, 1997.

     Insignia stated: "Although we believe that Insignia acted properly in these transactions, we have agreed to resolve the matter expeditiously to avoid potential complex, costly and disruptive litigation. Moreover, by resolving the matter quickly, we believe that we have maintained our competitive position as a leader in the market for HUD management services. As a result of our strong record as efficient and effective managers -- a record that is recognized by HUD -- and our good faith in resolving this matter, we expect to expand our opportunities to serve as managers of affordable housing for many years to come. Insignia wants to be supportive of Secretary Cuomo's ongoing efforts to improve HUD-supported housing in the United States.

     "Insignia's core business operations continue to be very strong, and our acquisition pipeline is extremely active. Our agreement with HUD is not expected to have any material effect on our operations or financial condition. Management of affordable housing continues to be a relatively small but important part of Insignia's overall business - less than 9% of our operating profit. But we are very good at what we do, and we look forward to continuing to serve this critical component of the American housing market."

     Inquiries  regarding  the  agreement  may be directed to Frank M.  Garrison
(615) 783- 1022 for Insignia. This agreement was entered into with HUD through its counsel Anne-Christine Massullo (415) 436-6842 and John H. Hemann (415) 436-6991.

     With  corporate  headquarters  in  Greenville,   South  Carolina,  Insignia
Financial Group, Inc. is a fully-integrated real estate services company. Insignia is the largest manager of multifamily residential properties in the United States and is also among the largest managers of commercial properties. Insignia commenced operations in December 1990 and has since grown to provide property and/or asset management services for approximately 2,600 properties which include approximately 270,000 residential units (including cooperative and condominium units), and approximately 147 million square feet of commercial space located in over 500 cities and 48 states.

     Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 (the "Reform Act") and as such may involve known and unknown risks, uncertainties and other factors (including HUD's actions regarding the Company and other property managers) which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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